Exhibit 4.41

Private & Confidential

Dated

ADVENTURE FIVE S.A.	(1)

in favour of

CREDIT SUISSE	(2)

FIRST PREFERRED MARSHALL ISLANDS SHIP
MORTGAGE on
m.v. Free Goddess

Contents

Clause		Page
1	Definitions	2

2	Grant, conveyance and mortgage	5

3	Covenants to pay and perform	5

4	Continuing security and other matters	6

5	Covenants	7

6	Powers of Mortgagee to protect security and remedy defaults	14

7	Powers of Mortgagee on Event of Default	14

8	Application of moneys	15

9	Remedies cumulative and other provisions	16

10	Costs and indemnity	16

11	Attorney	17

12	Further assurance	17

13	Total amount and maturity	17

14	Law, jurisdiction and other provisions	18

15	Other provisions	18

16	Notices	18

Schedule 1 The Loan Agreement		20

Schedule 2 The Master Swap Agreement		21

Schedule 3 The Corporate Guarantee		22

THIS FIRST PREFERRED SHIP MORTGAGE is made the       day of December 2007
BY:
(1)	ADVENTURE FIVE S.A., a company incorporated under the laws of the Republic of Marshall Islands, whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960 (the “Owner”);
IN FAVOUR OF:
(2)	CREDIT SUISSE of Paradeplatz 8, 8070 Zurich, Switzerland, acting for the purposes of this Mortgage through its branch at St. Alban-Graben 1-3, 4002 Basel, Switzerland (the “Mortgagee”).
WHEREAS:
(A)	the Owner is the sole, absolute and unencumbered, legal and beneficial owner of the whole of the m.v. Free Goddess documented under the laws and flag of the Republic of the Marshall Islands, Official Number 3030, of 13,695 gross tons and 7,710 net tons;
(B)	by a facility agreement dated December 2007 (the “Loan Agreement”) made between (i) FreeSeas Inc. (therein and herein referred to as the “Borrower”) as borrower and (ii) the Mortgagee as lender (therein referred to as the “Bank”) (a copy of the form of which Loan Agreement without its schedules is annexed hereto as schedule 1), the Mortgagee agreed (inter alia) to make available to the Borrower, upon the terms and conditions therein contained, a reducing revolving credit facility of up to $87,000,000;
(C)	by a 2002 ISDA master swap agreement dated as of December 2007 (the “Master Swap Agreement”) and made between the Borrower and the Mortgagee (a copy of the form of which Master Swap Agreement with its Schedule is annexed hereto as schedule 2), the Mortgagee agreed the terms and conditions upon which it would enter into (inter alia) derivative transactions with the Borrower, whether in respect of the Loan (whether in whole or in part, as the case may be, from time to time) or for any other purpose whatsoever. The Owner has agreed pursuant to this Mortgage to secure the debts and obligations arising or that may arise in favour of the Mortgagee under the Master Swap Agreement and the Owner and the Mortgagee agree for the purpose of this Mortgage that the maximum amount of such obligations to be secured by this Mortgage shall be Seventeen million four hundred thousand Dollars ($17,400,000) (the “Swap Obligations”);
(D)	pursuant to the said Loan Agreement, the Mortgagee as of the date hereof has advanced or has agreed to advance to the Borrower (and the Borrower is indebted to the Mortgagee in) a total principal amount of up to $87,000,000 which (together with interest (as provided in clause 3.1 of the said Loan Agreement) thereon and fees) is to be repaid and paid, as the case may be, as provided in the Loan Agreement;
(E)	by a corporate guarantee (the “Corporate Guarantee”) dated December 2007 and executed by the Owner (therein referred to as the “Guarantor”) in favour of the Mortgagee (a copy of the form of which Corporate Guarantee is annexed hereto as schedule 3), the Owner (inter alia) guaranteed the payment of any moneys owing by the Borrower to the Mortgagee under the Loan Agreement, the Master Swap Agreement and the other Security Documents;
(F)	the Owner, in order to secure the payment of all sums of money from time to time owing to the Mortgagee under the said Corporate Guarantee and the performance and observance of and compliance with all of the covenants, terms and conditions in this Mortgage and the said Loan Agreement, the said Master Swap Agreement and the other Security Documents, has duly authorised the execution and delivery of this First Preferred Mortgage under and pursuant to Chapter 3 of the Maritime Act 1990 as amended of the Republic of the Marshall Islands; and
(G)	this Mortgage is the “Mortgage” referred to in the Loan Agreement.

NOW THIS MORTGAGE WITNESSETH AND IT IS HEREBY AGREED as follows:
1	Definitions

1.1	Defined expressions

Words and expressions defined in the Loan Agreement and/or the Corporate Guarantee shall, unless the context otherwise requires or unless otherwise defined herein, have the same meanings when used in this Mortgage.

1.2	Definitions

In this Mortgage unless the context otherwise requires:

“Approved Brokers” means such firm or firms of insurance brokers, appointed by the Owner, as may from time to time be approved in writing by the Mortgagee for the purposes of this Mortgage;

“Casualty Amount” means Two hundred and fifty thousand Dollars ($250,000) (or the equivalent in any other currency);

“Collateral Instruments” means notes, bills of exchange, certificates of deposit and other negotiable and non-negotiable instruments, guarantees, indemnities and other assurances against financial loss and any other documents or instruments which contain or evidence an obligation (with or without security) to pay, discharge or be responsible directly or indirectly for, any indebtedness or liabilities of the Owner or any other person liable and includes any documents or instruments creating or evidencing a mortgage, charge (whether fixed or floating), pledge, lien, hypothecation, assignment, trust arrangement or security interest of any kind;

“Earnings” means all moneys whatsoever from time to time due or payable to the Owner during the Security Period arising out of the use or operation of the Ship including (but without limiting the generality of the foregoing) all freight, hire and passage moneys, income arising under pooling arrangements, compensation payable to the Owner in event of requisition of the Ship for hire, remuneration for salvage and towage services, demurrage and detention moneys, and damages for breach (or payments for variation or termination) of any charterparty or other contract for the employment of the Ship;

“Event of Default” means any of the events or circumstances described in clause 10.1 of the Loan Agreement;

“Expenses” means the aggregate at any relevant time (to the extent that the same have not been received or recovered by the Mortgagee) of:
(a)	all losses, liabilities, costs, charges, expenses, damages and outgoings of whatever nature, (including, without limitation, Taxes, repair costs, registration fees and insurance premiums) suffered, incurred or paid by the Mortgagee in connection with the exercise of the powers referred to in or granted by the Corporate Guarantee, the Loan Agreement, this Mortgage, the General Assignment or any other of the Security Documents or otherwise payable by the Owner in accordance with clause 10 of this Mortgage or clause 8 of the General Assignment; and

(b)	interest on all such losses, liabilities, costs, charges, expenses, damages and outgoings from the date on which the same were suffered, incurred or paid by the Mortgagee until the date of receipt or recovery thereof (whether before or after judgement) at a rate per annum calculated in accordance with clause 2.5 of the Corporate Guarantee (as conclusively certified by the Mortgagee);

“General Assignment” means a deed of assignment bearing even date herewith made between the Owner and the Mortgagee whereby the Owner has assigned to the Mortgagee the Insurances, any Requisition Compensation and the Earnings of the Ship;

“Guaranteed Liabilities” shall have the meaning ascribed thereto in the Corporate Guarantee;

“Insurances” means all policies and contracts of insurance (which expression includes all entries of the Ship in a protection and indemnity or war risks association) which are from time to time during the Security Period in place or taken out or entered into by or for the benefit of the Owner (whether in the sole name of the Owner, or in the joint names of the Owner and the Mortgagee or otherwise) in respect of the Ship and her Earnings or otherwise howsoever in connection with the Ship and all benefits thereof (including claims of whatsoever nature and return of premiums);

“Loan” means the total principal amount of up to Eighty seven million Dollars ($87,000,000) referred to in recital (B) hereto advanced or to be advanced by the Mortgagee to the Borrower pursuant to the Loan Agreement or (as the context may require) the amount thereof at any time advanced and outstanding;

“Loan Agreement” means the agreement dated December 2007 mentioned in recital (B) hereto;

“Loss Payable Clauses” means the provisions regulating the manner of payment of sums receivable under the Insurances which are to be incorporated in the relevant insurance documents, such provisions to be in the forms set out in schedule 1 to the General Assignment or in such other form as may from time to time be required or agreed in writing by the Mortgagee;

“Master Swap Agreement” means the 2002 ISDA Master Swap Agreement dated as of December 2007 made between the Mortgagee and the Borrower mentioned in recital (C) hereto comprising an ISDA Master Agreement (and a Schedule thereto) together with any Confirmations (as defined therein) supplemental thereto;

“Master Swap Agreement Liabilities” means, at any relevant time, all liabilities, actual or contingent, present or future, owing by the Borrower to the Mortgagee under the Master Swap Agreement;

“Mortgagee” includes the successors in title and the Assignees and/or Transferees of the Mortgagee;

“Notice of Assignment of Insurances” means a notice of assignment in the form set out in schedule 2 to the General Assignment or in such other form as may from time to time be required or agreed in writing by the Mortgagee;

“Outstanding Indebtedness” means the aggregate of the Guaranteed Liabilities and interest accrued and accruing thereon, the Master Swap Agreement Liabilities up to a maximum amount of Seventeen million four hundred thousand Dollars ($17,400,000), the Expenses and all other sums of money from time to time owing to the Mortgagee, whether actually or contingently, under the Corporate Guarantee, the Loan Agreement, the other Security Documents or any of them;

“Owner” includes the successors in title of the Owner;

“Requisition Compensation” means all moneys or other compensation from time to time payable during the Security Period by reason of the Compulsory Acquisition of the Ship;

“Security Documents” means the Corporate Guarantee, the Loan Agreement, the Master Swap Agreement, this Mortgage, the General Assignment and any other such document as may have been or may hereafter be executed to guarantee and/or secure all or any part of the Guaranteed Liabilities, the Master Swap Agreement Liabilities, the Loan, interest thereon and other moneys from time to time owing by the Owner and/or any other Security Party pursuant to the Corporate Guarantee and/or the other Security Documents or any of them (whether or not any such document also secures moneys from time to time owing pursuant to any other document or agreement);

“Security Period” means the period commencing on the date hereof and terminating upon discharge of the security created by the Security Documents by payment of all moneys payable thereunder;

“Ship” means the vessel described in Recital (A) hereto and includes any interest therein and her engines, machinery, boats, tackle, outfit, spare gear, fuel, consumable or other stores, belongings and appurtenances whether on board or ashore and whether now owned or hereafter acquired and also any and all additions, improvements and replacements hereafter made in or to such vessel or any part thereof or in or to her equipment and appurtenances aforesaid; and

“Total Loss” means:
(a)	actual, constructive, compromised or arranged total loss of the Ship; or

(b)	the Compulsory Acquisition of the Ship; or

(c)	the hijacking, theft, condemnation, capture, seizure, arrest, detention or confiscation of the Ship (other than where the same amounts to the Compulsory Acquisition of the Ship) by any Government Entity or by persons acting or purporting to act on behalf of any Government Entity unless the Ship be released and restored to the Owner from such hijacking, theft, condemnation, capture, seizure, arrest, detention or confiscation within thirty (30) days after the occurrence thereof.
1.3	Insurance terms

In clause 5.1.1:
1.3.1	“excess risks” means the proportion (if any) of claims for general average, salvage and salvage charges and under the ordinary collision clause not recoverable in consequence of the value at which a vessel is assessed for the purpose of such claims exceeding her insured value;

1.3.2	“protection and indemnity risks” means the usual risks (including oil pollution and freight, demurrage and defence cover) covered by a protection and indemnity association which is a member of the International Group of P&I Clubs (including, without limitation, the proportion (if any) of any sums payable to any other person or persons in case of collision which are not recoverable under the hull and machinery policies by reason of the incorporation therein of Clause 8 of the Institute Time Clauses (Hulls) (1/11/95) or the Institute Amended Running Down Clause (1/10/71) or any equivalent provision); and

1.3.3	“war risks” includes those risks covered by the standard form of English marine policy with Institute War and Strikes Clauses Hulls — Time (1/11/95) attached or similar cover.
1.4	Headings

Clause headings and the table of contents are inserted for convenience of reference only and shall be ignored in the interpretation of this Mortgage.

1.5	Construction of certain terms

In this Mortgage, unless the context otherwise requires:

1.5.1	references to clauses and schedules are to be construed as references to clauses of, and schedules to, this Mortgage and references to this Mortgage include its schedules;

1.5.2	references to (or to any specified provision of) this Mortgage or any other documents shall be construed as references to this Mortgage, that provision or that document as in force for the time being and as amended in accordance with the terms thereof or, as the case may be, with the agreement of the relevant parties;

1.5.3	words importing the plural shall include the singular and vice versa;

1.5.4	references to a person shall be construed as references to an individual, firm, company, corporation, unincorporated body of persons or any Government Entity;

1.5.5	references to a “guarantee” include references to an indemnity or other assurance against financial loss including, without limitation, an obligation to purchase assets or services as a consequence of a default by any other person to pay any Indebtedness and “guaranteed” shall be construed accordingly; and

1.5.6	references to statutory provisions shall be construed as references to those provisions as replaced or amended or re-enacted from time to time.
2	Grant, conveyance and mortgage

For good and valuable consideration (receipt of which is hereby acknowledged by the Owner) and, pursuant to the Corporate Guarantee and in order to secure the repayment of the Outstanding Indebtedness and to secure the performance and observance of and compliance with the covenants, terms and conditions contained in this Mortgage, the Corporate Guarantee, the Loan Agreement and the Master Swap Agreement, express or implied, the Owner has granted, conveyed and mortgaged and does by these presents grant, convey and mortgage unto the Mortgagee, the whole of the Ship TO HAVE AND TO HOLD the same unto the Mortgagee forever, upon the terms herein set forth, for the enforcement of the payment of the Outstanding Indebtedness and to secure the performance and observance of and compliance with the covenants, terms and conditions contained in this Mortgage, the Corporate Guarantee, the Loan Agreement and the Master Swap Agreement, express or implied.

PROVIDED ONLY, and the condition of these presents is such that, if the Owner shall pay or cause to be repaid to the Mortgagee, the Outstanding Indebtedness as and when the same shall become due and payable in accordance with the terms of the Corporate Guarantee and this Mortgage and shall observe and comply with the covenants, terms and conditions contained in the Corporate Guarantee and this Mortgage, expressed or implied to be performed, observed or complied with, by and on the part of the Owner, then these presents and the rights hereunder shall cease, determine and be void, otherwise to be and remain in full force and effect.

IT IS NOT INTENDED that this Mortgage shall cover, and this Mortgage shall not cover, property other than the Ship as the term “Vessel” is used in Section 308(2) of Chapter 3 of the Maritime Act 1990 of the Republic of the Marshall Islands as amended.

3	Covenants to pay and perform

3.1	For the consideration aforesaid the Owner hereby covenants with the Mortgagee as follows:
3.1.1	the Owner will pay to the Mortgagee any sums payable by the Owner pursuant to the Corporate Guarantee at the times and in the manner specified in the Corporate Guarantee;

3.1.2	the Owner will pay to the Mortgagee interest on any such sums and overdue interest or other moneys payable under the Corporate Guarantee at the rates, at the times and in the manner specified in the Corporate Guarantee;

3.1.3	the Owner will pay all other moneys comprising the Outstanding Indebtedness as and when the same shall become due and payable in accordance with the terms of the Corporate Guarantee and this Mortgage;

3.1.4	the Owner will pay interest at a rate per annum calculated in accordance with clause 2.5 of the Corporate Guarantee (as conclusively certified by the Mortgagee) on any moneys which are by this Mortgage expressed to be payable on demand and which are not paid forthwith on demand being made as from the date of demand until payment (both before and after any judgment) provided however that this provision shall not affect the right of the Mortgagee to receive that part of its Expenses as comprises interest from such date prior to demand being made as is referred to in the definition of Expenses; and

3.1.5	the Owner will keep, perform and observe the covenants and provisions of the Corporate Guarantee.
4	Continuing security and other matters

4.1	Continuing security

The security created by this Mortgage shall:
4.1.1	be held by the Mortgagee as a continuing security for the payment of the Outstanding Indebtedness and the performance and observance of and compliance with all of the covenants, terms and conditions contained in the Corporate Guarantee, the Loan Agreement, the Master Swap Agreement or this Mortgage, express or implied, and the security so created shall not be satisfied by any intermediate payment or satisfaction of any part of the amount hereby and thereby secured (or by any settlement of accounts between the Owner or any other person who may be liable to the Mortgagee in respect of the Outstanding Indebtedness or any part thereof, and the Mortgagee);

4.1.2	be in addition to, and shall not in any way prejudice or affect, and may be enforced by the Mortgagee without prior recourse to, the security created by any other of the Security Documents or by any present or future Collateral Instruments, right or remedy held by or available to the Mortgagee or any right or remedy of the Mortgagee thereunder; and

4.1.3	not be in any way prejudiced or affected by the existence of any of the other Security Documents or any such Collateral Instrument, rights or remedies or by the same becoming wholly or in part void, voidable or unenforceable on any ground whatsoever or by the Mortgagee dealing with, exchanging, varying or failing to perfect or enforce any of the same, or giving time for payment or performance or indulgence or compounding with any other person liable.
4.2	Rights additional

All the rights, powers and remedies vested in the Mortgagee hereunder shall be in addition to and not a limitation of any and every other right, power or remedy vested in the Mortgagee under the Corporate Guarantee, the Loan Agreement, the Master Swap Agreement, this Mortgage, the other Security Documents or any Collateral Instrument or at law and all the rights, powers and remedies so vested in the Mortgagee may be exercised from time to time and as often as the Mortgagee may deem expedient.

4.3	No enquiry

The Mortgagee shall not be obliged to make any enquiry as to the nature or sufficiency of any payment received by it under this Mortgage or to make any claim or take any action to collect any moneys or to enforce any rights or benefits to which the Mortgagee may at any time be entitled under this Mortgage.

4.4	Waiver of rights

The Owner hereby waives any rights under the provisions of the laws of a given country which require the Mortgagee to levy execution against the Owner or make any demand or claim against the Owner prior to the enforcement of rights under this Mortgage.

5	Covenants

5.1	The Owner further covenants with the Mortgagee and undertakes throughout the Security Period:
5.1.1	Insurance
(a)	Insured risks, amounts and terms

to insure and keep the Ship insured free of cost and expense to the Mortgagee and in the sole name of the Owner or, if so required by the Mortgagee, in the joint names of the Owner and the Mortgagee (but without liability on the part of the Mortgagee for premiums or calls and to procure that no other assured shall be additionally named without the prior written consent of the Mortgagee):
(i)	against fire and usual marine risks (including excess risks) and war risks, on an agreed value basis, in such amounts (but not in any event less than whichever shall be the greater of (A) the market value of the Ship for the time being (as determined by the Mortgagee pursuant to clause 8.2 of the Loan Agreement) and (B) of an amount which, when aggregated with the equivalent insurance for all other Mortgaged Ships, shall be equal to at least one hundred and twenty per cent (120%) of (1) the Loan and (2) the Swap Exposure) and upon such terms as shall from time to time be approved in writing by the Mortgagee;

(ii)	against protection and indemnity risks (including pollution risks for the highest amount in respect of which cover is or may become available for ships of the same type, size, age and flag as the Ship) for the full value and tonnage of the Ship (as approved in writing by the Mortgagee) and upon such terms as shall from time to time be approved in writing by the Mortgagee; and

(iii)	in respect of such other matters of whatsoever nature and howsoever arising in respect of which insurance would be maintained by a prudent owner of the Ship, and to pay to the Mortgagee the cost (as conclusively certified by the Mortgagee) of (aa) any mortgagee’s interest insurance (“MII”) (including, if the Mortgagee shall so require, mortgagee’s additional perils (including all P&I risks) coverage (“MAP”)) which the Mortgagee may from time to time effect in respect of the Ship upon such terms and in such amounts (not exceeding one hundred and ten per cent (110%) (in respect of MII) and one hundred and ten per cent (110%) (in respect of MAP), in each case, of (aa) the Loan and (bb) the Swap Exposure) as it shall deem desirable; and (bb) any other insurance cover which the Mortgagee may from time to time effect in respect of the Ship and/or in respect of its interest and potential third party liability as mortgagee of the Ship as the Mortgagee shall deem desirable having regard to any limitations in respect of amount or extent of cover which may from time to time be applicable to any of the other insurances referred to in this clause 5.1.1(a);

(b)	Approved brokers, insurers and associations

to effect the insurances aforesaid in such currency as the Mortgagee may approve and through the Approved Brokers (other than the said mortgagee’s interest insurance which shall be effected through brokers appointed by the Mortgagee) and with such insurance companies and/or underwriters having a Standard & Poor rating of at least “BBB” or a comparable rating of another comparable rating agency as shall from time to time be approved in writing by the Mortgagee; provided however that the insurances against war risks and protection and indemnity risks may be effected by the entry of the Ship with such war risks and protection and indemnity associations as shall from time to time be approved in writing by the Mortgagee;

(c)	Fleet liens, set-off and cancellation

if any of the insurances referred to in clause 5.1.1(a) form part of a fleet cover, to procure that the Approved Brokers shall undertake to the Mortgagee that they shall neither set off against any claims in respect of the Ship any premiums due in respect of other vessels under such fleet cover or any premiums due for other insurances, nor cancel the insurance for reason of non-payment of premiums for other vessels under such fleet cover or of premiums for such other insurances, and shall undertake to issue a separate policy in respect of the Ship if and when so requested by the Mortgagee;

(d)	Payment of premiums and calls

punctually to pay all premiums, calls, contributions or other sums payable in respect of all such insurances and to produce all relevant receipts or other evidence of payment when so required by the Mortgagee;

(e)	Renewal

at least fourteen (14) days before the relevant policies, contracts or entries expire, to notify the Mortgagee of the names of the brokers and/or the war risks and protection and indemnity associations proposed to be employed by the Owner or any other party for the purposes of the renewal of such insurances and of the amounts in which such insurances are proposed to be renewed and the risks to be covered and, subject to compliance with any requirements of the Mortgagee pursuant to this clause 5.1.1, to procure that appropriate instructions for the renewal of such Insurances on the terms so specified are given to the Approved Brokers and/or to the approved war risks and protection and indemnity associations at least ten (10) days before the relevant policies, contracts or entries expire, and that the Approved Brokers and/or the approved war risks and protection and indemnity associations will at least seven (7) days before such expiry (or within such shorter period as the Mortgagee may from time to time agree) confirm in writing to the Mortgagee as and when such renewals have been effected in accordance with the instructions so given;

(f)	Guarantees

to arrange for the execution and delivery of such guarantees or indemnities as may from time to time be required by any protection and indemnity or war risks association;

(g)	Hull policy documents, notices, loss payable clauses and brokers’ undertakings to deposit with the Approved Brokers (or procure the deposit of) all slips, cover notes, policies, certificates of entry or other instruments of insurance from time to time issued in connection with such of the insurances referred to in clause 5.1.1(a) as are effected through the Approved Brokers and procure that the interest of the Mortgagee shall be endorsed thereon by incorporation of the relevant Loss Payable Clause and, where the Insurances have been assigned to the Mortgagee, by means of a Notice of Assignment of Insurances (signed by the Owner and by any other assured who shall have assigned its interest in the Insurances to the Mortgagee) and that the Mortgagee shall be furnished with pro forma copies thereof and a letter or letters of undertaking from the Approved Brokers in such form as shall from time to time be required by the Mortgagee;

(h)	Associations’ loss payable clauses, undertakings and certificates to procure that any protection and indemnity and/or war risks associations in which the Ship is for the time being entered shall endorse the relevant Loss Payable Clause on the relevant certificate of entry or policy and shall furnish the Mortgagee with a copy of such certificate of entry or policy and a letter or letters of undertaking in such form as may from time to time be required by the Mortgagee;

(i)	Extent of cover and exclusions

to take all necessary action and comply with all requirements which may from time to time be applicable to the Insurances (including, without limitation, the making of all requisite declarations within any prescribed time limits and the payment of any additional premiums or calls) so as to ensure that the Insurances are not made subject to any exclusions or qualifications to which the Mortgagee has not given its prior written consent and are otherwise maintained on terms and conditions from time to time approved in writing by the Mortgagee;

(j)	Correspondence with brokers and associations

to provide to the Mortgagee, at the time of each such communication, copies of all written communications between the Owner and the Approved Brokers and approved war risks and protection and indemnity associations which relate to compliance with requirements from time to time applicable to the Insurances including, without limitation, all requisite declarations and payments of additional premiums or calls referred to in clause 5.1.1(i);

(k)	Independent report

if so requested by the Mortgagee, but at the cost of the Owner, to furnish the Mortgagee from time to time with a detailed report signed by an independent firm of marine insurance brokers appointed by the Mortgagee dealing with the insurances maintained on the Ship and stating the opinion of such firm as to the adequacy thereof;

(l)	Collection of claims

to do all things necessary and provide all documents, evidence and information to enable the Mortgagee to collect or recover any moneys which shall at any time become due in respect of the Insurances;

(m)	Employment of Ship

not to employ the Ship or suffer the Ship to be employed otherwise than in conformity with the terms of the Insurances (including any warranties express or implied therein) without first obtaining the consent of the insurers to such employment and complying with such requirements as to extra premium or otherwise as the insurers may prescribe; and

(n)	Application of recoveries

to apply all sums receivable under the Insurances which are paid to the Owner in accordance with the Loss Payable Clauses in repairing all damage and/or in discharging the liability in respect of which such sums shall have been received;
5.1.2	Ship’s name and registration

not to change the name of the Ship and to keep the Ship registered as a Marshall Islands ship and not to do or suffer to be done anything, or omit to do anything the doing or omission of which could or might result in such registration being forfeited or imperilled or which could or might result in the Ship being required to be registered under any other flag than the Marshall Islands flag and not to register the Ship or permit its registration under any other flag without the prior written consent of the Mortgagee;

5.1.3	Repair

to keep the Ship in a good and efficient state of repair and to procure that all repairs to or replacement of any damaged, worn or lost parts or equipment are effected in such manner (both as regards workmanship and quality of materials) as not to diminish the value of the Ship;

5.1.4	Modification; removal of parts; equipment owned by third parties not without the prior written consent of the Mortgagee to or suffer any other person to:
(a)	make any modification to the Ship in consequence of which her structure, type or performance characteristics could or might be materially altered or her value materially reduced; or

(b)	remove any material part of the Ship or any equipment the value of which is such that its removal from the Ship would materially reduce the value of the Ship without replacing the same with equivalent parts or equipment which are owned by the Owner free from Encumbrances; or

(c)	install on the Ship any equipment owned by a third party which cannot be removed without causing damage to the structure or fabric of the Ship;
5.1.5	Maintenance of class; compliance with regulations

to maintain the Classification as the class of the Ship and to comply with and ensure that the Ship at all times complies with the provisions of all laws, regulations and requirements (statutory or otherwise) from time to time applicable to vessels registered under the laws and flag of the Republic of the Marshall Islands or otherwise applicable to the Ship and to procure that the Classification Society shall make available to the Mortgagee upon its request such information and documents in respect of the Ship as are maintained in the records of the Classification Society;

5.1.6	Surveys

to submit the Ship to continuous surveys and such periodical or other surveys as may be required for classification purposes and if so required to supply to the Mortgagee copies of all survey reports issued in respect thereof;

5.1.7	Inspection

to ensure that the Mortgagee, by surveyors or other persons appointed by it (at the expense of the Owner) for such purpose, may board the Ship at all reasonable times for the purpose of inspecting her and her records and to afford all proper facilities for such inspections and for this purpose to give the Mortgagee reasonable advance notice of any intended drydocking of the Ship (whether for the purpose of classification, survey or otherwise) Provided that if no Event of Default has occurred the Owner shall only bear the cost of no more than one (1) such inspection in every two (2) calendar years;

5.1.8	Prevention of and release from arrest

promptly to pay and discharge all debts, damages, liabilities and outgoings whatsoever which have given or may give rise to maritime, statutory or possessory liens on, or claims enforceable against, the Ship, her Earnings or Insurances or any part thereof and, in the event of a writ or libel being filed against the Ship, her Earnings or Insurances or any part thereof, or of any of the same being arrested, attached or levied upon pursuant to legal process or purported legal process or in the event of detention of the Ship in exercise or purported exercise of any such lien or claim as aforesaid, to procure the release of the Ship, her Earnings and Insurances from such arrest, detention, attachment or levy or, as the case may be, the discharge of the writ or libel forthwith upon receiving notice thereof by providing bail or procuring the provision of security or otherwise as the circumstances may require;

5.1.9	Employment

not to employ the Ship or permit her employment in any manner, trade or business which is forbidden by Marshall Islands law or international law, or which is otherwise unlawful or illicit under the law of any relevant jurisdiction, or in carrying illicit or prohibited goods, or in any manner whatsoever which may render her liable to condemnation in a prize court, or to destruction, seizure, confiscation, penalty or sanctions and, in the event of hostilities in any part of the world (whether war be declared or not), not to employ the Ship or permit her employment in carrying any contraband goods, or to enter or trade to or to continue to trade in any zone which has been declared a war zone by any Government Entity or by the Ship’s war risks insurers unless the prior written consent of the Mortgagee is obtained and such special insurance cover as the Mortgagee may require shall have been effected by the Owner and at its expense;

5.1.10	Information

promptly to furnish to the Mortgagee all such information as it may from time to time require regarding the Ship, her employment, position and engagements, particulars of all towages and salvages, and copies of all charters and other contracts for her employment or otherwise howsoever concerning her;

5.1.11	Notification of certain events

to notify the Mortgagee forthwith by facsimile thereafter confirmed by letter of:
(a)	any damage to the Ship requiring repairs the cost of which will or might exceed the Casualty Amount;

(b)	any occurrence in consequence of which the Ship has or may become a Total Loss;

(c)	any requisition of the Ship for hire;

(d)	any requirement or recommendation made by any insurer or the Classification Society or by any competent authority which is not, or cannot be, complied with in accordance with its terms;

(e)	any arrest or detention of the Ship or any exercise or purported exercise of a lien or other claim on the Ship or the Earnings or Insurances or any part thereof;

(f)	any petition or notice of meeting to consider any resolution to wind-up the Owner (or any event analogous thereto under the laws of the place of its incorporation);

(g)	the occurrence of any Default;

(h)	the occurrence of any Environmental Claim against the Owner, the Ship, any other Relevant Party or any other Relevant Ship or any incident, event or circumstance which may give rise to any such Environmental Claim; or

(i)	the occurrence of any other matter, event or incident, actual or threatened, the effect of which will or could lead to the ISPS Code not being complied with by the Owner;
5.1.12	Payment of outgoings and evidence of payments

promptly to pay all tolls, dues and other outgoings whatsoever in respect of the Ship and her Earnings and Insurances and to keep proper books of account in respect of the Ship and her Earnings and, as and when the Mortgagee may so require, to make such books available for inspection on behalf of the Mortgagee, and to furnish satisfactory evidence that the wages and allotments and the insurance and pension contributions of the Master and crew are being promptly and regularly paid and that all deductions from crew’s wages in respect of any tax liability are being properly accounted for and that the Master has no claim for disbursements other than those incurred by him in the ordinary course of trading on the voyage then in progress;

5.1.13	Encumbrances

not without the prior written consent of the Mortgagee (and then only subject to such conditions as the Mortgagee may impose) to create or purport or agree to create or permit to arise or subsist any Encumbrance (other than Permitted Liens) over or in respect of the Ship, any share or interest therein or in the Insurances, Earnings or Requisition Compensation or any part thereof or interest therein other than to or in favour of the Mortgagee;

5.1.14	Sale or other disposal

not without the prior written consent of the Mortgagee (and then only subject to such terms as the Mortgagee may impose) to sell, agree to sell, transfer, abandon or otherwise dispose of the Ship or any share or interest therein;

5.1.15	Chartering

save under the Initial Charter, not without the prior written consent of the Mortgagee (which the Mortgagee shall have full liberty to withhold) and, if such consent is given, only subject to such conditions as the Mortgagee may impose, to let the Ship:
(a)	on demise charter for any period;

(b)	by any time or consecutive voyage charter for a term which exceeds or which by virtue of any optional extensions therein contained might exceed twelve (12) months’ duration;

(c)	on terms whereby more than two (2) months’ hire (or the equivalent) is payable in advance; or

(d)	below the market rate prevailing at the time when the Ship is fixed or other than on arms’ length terms;
5.1.16	Sharing of Earnings

not without the prior written consent of the Mortgagee (and then only subject to such conditions as the Mortgagee may impose) to enter into any agreement or arrangement whereby the Earnings may be shared with any other person;

5.1.17	Payment of Earnings

to procure that the Earnings are paid to the Operating Account for the Ship at all times unless and until the Mortgagee shall have directed to the contrary pursuant to clause 2.1.1 of the General Assignment and that any Earnings which are so payable and which are in the hands of the Owner’s brokers or agents are duly accounted for and paid over to the Mortgagee forthwith on demand;

5.1.18	Repairers’ liens

not without the prior written consent of the Mortgagee to put the Ship into the possession of any person for the purpose of work being done upon her in an amount exceeding or likely to exceed the Casualty Amount unless such person shall first have given to the Mortgagee in terms satisfactory to it, a written undertaking not to exercise any lien on the Ship or her Earnings for the cost of such work or otherwise;

5.1.19	Manager

not without the prior written consent of the Mortgagee to appoint a manager of the Ship other than the Manager, or terminate or amend the terms of the relevant Management Agreement;

5.1.20	Compliance with Marshall Islands law

to cause this Mortgage to be recorded as prescribed by Chapter 3 of the Maritime Act 1990 of the Republic of the Marshall Islands as amended and otherwise to comply with and satisfy all the requirements and formalities established by the said Maritime Act 1990 and any other pertinent legislation of the Republic of the Marshall Islands to perfect this Mortgage as a valid and enforceable first and preferred lien upon the Ship and to furnish to the Mortgagee from time to time such proofs as the Mortgagee may reasonably request for its satisfaction with respect to the Owner’s compliance with the provisions of this sub-clause;

5.1.21	Notice of Mortgage

to place and at all times and places use due diligence to retain a properly certified copy of this Mortgage (which shall form part of the ships documents) on board the Ship with her papers and cause such certified copy of this Mortgage to be exhibited to any and all persons having business with the Ship which might create or imply any commitment or encumbrance whatsoever or in respect of the Ship (other than a lien for crew’s wages and salvage) and to any representative of the Mortgagee and to place and keep prominently displayed in the chart room and in the Master’s cabin of the Ship a framed printed notice in plain type reading as follows:
“NOTICE OF MORTGAGE
This Vessel is covered by a First Preferred Mortgage to CREDIT SUISSE of St. Alban-Graben 1-3, 4002 Basel, Switzerland under authority of Chapter 3 of the Maritime Act 1990 of the Republic of the Marshall Islands as amended. Under the terms of the said Mortgage neither the Owner nor any charterer nor the Master of this Vessel nor any other person has any right, power or authority to create, incur or permit to be imposed upon this Vessel any lien whatsoever other than for crew’s wages and salvage”;

5.1.22	Conveyance on default

where the Ship is (or is to be) sold in exercise of any power contained in this Mortgage, to execute, forthwith upon request by the Mortgagee, such form of conveyance of the Ship as the Mortgagee may require;

5.1.23	Anti-drug abuse

without prejudice to clause 5.1.9, to take all necessary and proper precautions to prevent any infringements of the Anti-Drug Abuse Act of 1986 of the United States of America or any similar legislation applicable to the Ship in any jurisdiction in or to which the Ship shall be employed or located or trade or which may otherwise be applicable to the Ship and/or the Owner and, if the Mortgagee shall so require, to enter into a “Carrier Initiative Agreement” with the United States Customs and Border Protection and to procure that such agreement (or any similar agreement hereafter introduced by any Government Entity of the United States of America) is maintained in full force and effect and performed by the Owner; and

5.1.24	Compliance with environmental laws

to comply with, and use all reasonable and proper endeavours to procure that all Environmental Affiliates of the Owner comply with, all Environmental Laws in relation to the Ship including, without limitation, requirements relating to manning, submission of oil spill response plans, designation of qualified individuals and establishing financial responsibility and to obtain and comply with, and procure that all Environmental Affiliates of the Owner obtain and comply with, all Environmental Approvals in relation to the Ship.

6	Powers of Mortgagee to protect security and remedy defaults

6.1	Protective action

The Mortgagee shall, without prejudice to its other rights, powers and remedies, be entitled (but not bound) at any time, and as often as may be necessary, to take any such action as it may in its discretion think fit for the purpose of protecting or maintaining the security created by this Mortgage and all Expenses attributable thereto shall be payable by the Owner on demand.

6.2	Remedy of defaults

Without prejudice to the generality of the provisions of clause 6.1:
6.2.1	if the Owner fails to comply with any of the provisions of clause 5.1.1 the Mortgagee shall be entitled (but not bound) to effect and thereafter to maintain all such insurances upon the Ship as in its discretion it may think fit in order to procure the compliance with such provisions or alternatively, to require the Ship (at the Owner’s risk) to remain in, or to proceed to and remain in, a port designated by the Mortgagee until such provisions are fully complied with;

6.2.2	if the Owner fails to comply with any of the provisions of clauses 5.1.3, 5.1.5 or 5.1.6, the Mortgagee shall be entitled (but not bound) to arrange for the carrying out of such repairs, changes or surveys as it may deem expedient or necessary in order to procure the compliance with such provisions; and

6.2.3	if the Owner fails to comply with any of the provisions of clause 5.1.8 the Mortgagee shall be entitled (but not bound) to pay and discharge all such debts, damages, liabilities and outgoings as are therein mentioned and/or to take any such measures as it may deem expedient or necessary for the purpose of securing the release of the Ship in order to procure the compliance with such provisions, and the Expenses attributable to the exercise by the Mortgagee of any such powers shall be payable by the Owner to the Mortgagee on demand.
7	Powers of Mortgagee on Event of Default

7.1	Powers

Upon the happening of any Event of Default, the Mortgagee shall become forthwith entitled to demand in accordance with the provisions of the Corporate Guarantee the payment of the Outstanding Indebtedness immediately whereupon the Outstanding Indebtedness shall become so due and payable and (whether or not the Mortgagee shall have made any such demand) the Mortgagee shall become forthwith entitled as and when it may see fit, to put into force and exercise all or any of the rights, powers and remedies possessed by it as mortgagee of the Ship or otherwise (whether at law, by virtue of this Mortgage or otherwise) and in particular (without limiting the generality of the foregoing):
7.1.1	to exercise all the rights and remedies in foreclosure and otherwise given to mortgagees by the provisions of Chapter 3 of the Maritime Act 1990 of the Republic of the Marshall Islands as amended and all applicable laws of any other jurisdiction;

7.1.2	to take possession of the Ship;

7.1.3	to require that all policies, contracts, certificates of entry and other records relating to the Insurances (including details of and correspondence concerning outstanding claims) be delivered forthwith to such adjusters and/or brokers and/or other insurers as the Mortgagee may nominate;

7.1.4	to collect, recover, compromise and give a good discharge for, all claims then outstanding or thereafter arising under the Insurances or any of them or in respect of the Ship, her Earnings or Requisition Compensation or any part thereof, and to take over or institute (if necessary using the name of the Owner) all such proceedings in connection therewith as the Mortgagee in its absolute discretion thinks fit, and, in the case of the Insurances, to permit any brokers through whom collection or recovery is effected to charge the usual brokerage therefor;

7.1.5	to discharge, compound, release or compromise claims in respect of the Ship, her Earnings, Insurances or Requisition Compensation or any part thereof which have given or may give rise to any charge or lien or other claim on the Ship, her Earnings, Insurances or Requisition Compensation or any part thereof or which are or may be enforceable by proceedings against the Ship, her Earnings, Insurances or Requisition Compensation or any part thereof;

7.1.6	to sell the Ship or any share or interest therein with or without prior notice to the Owner, and with or without the benefit of any charterparty, and free from any claim by the Owner (whether in admiralty, in equity, at law or by statute) by public auction or private contract, at such place and upon such terms as the Mortgagee in its absolute discretion may determine, with power to postpone any such sale, and without being answerable for any loss occasioned by such sale or resulting from postponement thereof and with power, where the Mortgagee purchases the Ship, to make payment of the sale price by making an equivalent reduction in the amount of the Outstanding Indebtedness in the manner referred to in clause 8.1;

7.1.7	to manage, insure, maintain and repair the Ship, and to employ, sail or lay up the Ship in such manner and for such period as the Mortgagee, in its absolute discretion, deems expedient accounting only for net profits arising from any such employment; and

7.1.8	to recover from the Owner on demand all Expenses incurred or paid by the Mortgagee in connection with the exercise of the powers (or any of them) referred to in this clause 7.1.
7.2	Dealings with Mortgagee

Upon any sale of the Ship or any share or interest therein by the Mortgagee pursuant to clause 7.1.6 or pursuant to clause 11.1, the purchaser shall not be bound to see or enquire whether the Mortgagee’s power of sale has arisen in the manner provided in this Mortgage or whether the Mortgagee has made a demand for payment under the provisions of the Corporate Guarantee and the sale shall be deemed to be within the power of the Mortgagee and the receipt of the Mortgagee for the purchase money shall effectively discharge the purchaser who shall not be concerned with the manner of application of the proceeds of sale or be in any way answerable therefor and the sale shall operate to divest the Owner of all rights, title and interest of any nature whatsoever in the Ship and to bar any such interest of the Owner, and all persons claiming through or under the Owner.

8	Application of moneys

8.1	Application

All moneys received by the Mortgagee in respect of sale of the Ship or any share or interest therein or in respect of the employment of the Ship pursuant to the provisions of clause 7.1.7 (or otherwise pursuant to the provisions of this Mortgage) and all moneys received and retained by the Mortgagee in respect of the Insurances pursuant to this Mortgage shall be held by it upon trust in the first place to pay or make good the Expenses and the balance shall be applied in the manner specified in clause 2.10 of the Corporate Guarantee.

8.2	Shortfall

In the event that the balance referred to in clause 8.1 is insufficient to pay in full the whole of the Outstanding Indebtedness, the Mortgagee shall be entitled to collect the shortfall from the Owner or any other person liable therefor.

9	Remedies cumulative and other provisions

9.1	No implied waivers; remedies cumulative

No failure or delay on the part of the Mortgagee to exercise any right, power or remedy vested in it under the Corporate Guarantee or this Mortgage shall operate as a waiver thereof, nor shall any single or partial exercise by the Mortgagee of any right, power or remedy nor the discontinuance, abandonment or adverse determination of any proceedings taken by the Mortgagee to enforce any right, power or remedy preclude any other or further exercise thereof or proceedings to enforce the same or the exercise of any other right, power or remedy, nor shall the giving by the Mortgagee of any consent to any act which by the terms of this Mortgage requires such consent prejudice the right of the Mortgagee to give or withhold consent to the doing of any other similar act. The remedies provided in the Corporate Guarantee and this Mortgage are cumulative and are not exclusive of any remedies provided by law.

9.2	Preferred status

Anything herein to the contrary notwithstanding, it is intended that nothing herein shall waive the preferred status of this Mortgage and that, if any provision or portion hereof shall be construed to waive the preferred status of this Mortgage, then such provision or portion to such extent shall be void and of no effect.

9.3	Delegation

The Mortgagee shall be entitled, at any time and as often as may be expedient, to delegate all or any of the powers and discretions vested in it by the Corporate Guarantee or this Mortgage (including the power vested in it by virtue of clause 11) in such manner, upon such terms, and to such persons as the Mortgagee in its absolute discretion may think fit.

9.4	Incidental powers

The Mortgagee shall be entitled to do all acts and things incidental or conducive to the exercise of any of the rights, powers or remedies possessed by it as mortgagee of the Ship (whether at law, under this Mortgage or otherwise) and in particular (but without prejudice to the generality of the foregoing), upon becoming entitled to exercise any of its powers under clause 7.1, the Mortgagee shall be entitled to discharge any cargo on board the Ship (whether the same shall belong to the Owner or any other person) and to enter into such other arrangements respecting the Ship, her insurances, management, maintenance, repair, classification and employment in all respects as if the Mortgagee was the owner of the Ship, but without being responsible for any loss incurred as a result of the Mortgagee doing or omitting to do any such acts or things as aforesaid.

10	Costs and indemnity

10.1	Costs

The Owner shall pay to the Mortgagee on demand on a full indemnity basis all expenses or liabilities of whatsoever nature (including legal fees, fees of insurance advisers, printing, out-of-pocket expenses, stamp duties, registration fees and other duties or charges) together with any value added tax or similar tax payable in respect thereof, incurred by the Mortgagee in connection with the exercise or enforcement of, or preservation of any rights under, the Corporate Guarantee or this Mortgage or otherwise in respect of the Outstanding Indebtedness and the security therefor, or in connection with the preparation, completion, execution or registration of the Corporate Guarantee or this Mortgage.

10.2	Mortgagee’s indemnity

The Owner hereby agrees and undertakes to indemnify the Mortgagee against all losses, actions, claims, expenses, demands, obligations and liabilities whatever and whenever arising which may now or hereafter be incurred by the Mortgagee or by any manager, agent, officer or employee for whose liability, act or omission the Mortgagee may be answerable in respect of, in relation to, or in connection with anything done or omitted in the exercise or purported exercise of the powers contained in this Mortgage or otherwise in connection with such powers or with this Mortgage or with the Ship, its Earnings, Requisition Compensation and Insurances or otherwise howsoever in relation to, or in connection with, any of the matters dealt with in the Corporate Guarantee or this Mortgage.

11	Attorney

11.1	Power

By way of security, the Owner hereby irrevocably appoints the Mortgagee to be its attorney generally for and in the name and on behalf of the Owner, and as the act and deed or otherwise of the Owner to execute, seal and deliver and otherwise perfect and do all such deeds, assurances, agreements, instruments, acts and things which may be required for the full exercise of all or any of the rights, powers or remedies conferred by the Corporate Guarantee, this Mortgage or any of the other Security Documents, or which may be deemed proper in or in connection with all or any of the purposes aforesaid (including, without prejudice to the generality of the foregoing, the execution and delivery of a bill of sale of the Ship). The power of attorney hereby conferred shall be a general power of attorney and the Owner ratifies and confirms, and agrees to ratify and confirm, any deed, assurance, agreement, instrument, act or thing which the Mortgagee may execute or do pursuant thereto. Provided however that such power shall not be exercisable by or on behalf of the Mortgagee until the happening of an Event of Default.

11.2	Dealings with attorney

The exercise of such power by or on behalf of the Mortgagee shall not put any person dealing with the Mortgagee upon any enquiry as to whether any Event of Default has happened, nor shall such person be in any way affected by notice that no such Event of Default has happened, and the exercise by the Mortgagee of such power shall be conclusive evidence of the Mortgagee’s right to exercise the same.

11.3	Filings

The Owner hereby irrevocably appoints the Mortgagee to be its attorney in its name and on its behalf and as its act and deed or otherwise of it to agree the form of and to execute and do all deeds, instruments, acts and things in order to file, record, register or enrol this Mortgage in any court, public office or elsewhere which the Mortgagee may in its discretion consider necessary or advisable, now or in the future, to ensure the legality, validity, enforceability or admissibility in evidence thereof.

12	Further assurance

The Owner hereby further undertakes at its own expense from time to time to execute, sign, perfect, do and (if required) register every such further assurance, document, act or thing as in the opinion of the Mortgagee may be necessary or desirable for the purpose of more effectually mortgaging and charging the Ship or perfecting the security constituted or intended to be constituted by this Mortgage or contemplated by the Corporate Guarantee.

13	Total amount and maturity

For the purpose of recording this First Preferred Mortgage as required by Chapter 3 of the Maritime Act 1990 of the Republic of the Marshall Islands as amended the total amount is One hundred and four million four hundred thousand Dollars ($104,400,000) (of which Eighty seven million Dollars ($87,000,000) represents the Loan and Seventeen million four hundred thousand Dollars ($17,400,000 represents the Swap Obligations) and interest on the Loan and performance of mortgage covenants. The date of maturity is 31 October 2015 and the discharge amount is the same as the total amount.

14	Law, jurisdiction and other provisions

14.1	Law

This Mortgage shall be construed and enforceable in accordance with the laws of the Republic of the Marshall Islands.

14.2	Submission to jurisdiction

For the benefit of the Mortgagee, the Owner irrevocably agrees, that any legal action or proceedings in connection with this Mortgage may be brought in the English courts, or in the courts of any other country chosen by the Mortgagee, each of which shall have jurisdiction to settle any disputes arising out of, or in connection with, this Mortgage. The Owner irrevocably and unconditionally submits to the jurisdiction of the English courts and the courts of any country chosen by the Mortgagee and irrevocably designates, appoints and empowers Atlas Maritime Service Ltd. at present of Enterprise House, 113-115 George Lane, London E18 1AB, England (attention: Mr D. Bird) to receive, for it and on its behalf, service of process issued out of the English courts in any legal action or proceedings arising out of or in connection with this Mortgage. The submission to such jurisdiction shall not (and shall not be construed so as to) limit the right of the Mortgagee to take proceedings against the Owner or the Ship in any other court of competent jurisdiction nor shall the taking of proceedings in any one or more jurisdictions preclude the taking of proceedings in any other jurisdiction, whether concurrently or not.

15	Other provisions

15.1	Severability

If any provision in the Corporate Guarantee, the Loan Agreement, the Master Swap Agreement, this Mortgage or any of the other Security Documents be or becomes invalid or unenforceable under any applicable law the provisions hereof shall in all other respects remain in full force and effect and the provision in question shall be ineffective to the extent (but only to the extent) of its disconformity with the requirement of the applicable law and if it is competent to the parties to waive any requirements which would otherwise operate as aforesaid those requirements are hereby waived to the extent permitted by such law to the end that the Corporate Guarantee, the Loan Agreement, the Master Swap Agreement, this Mortgage and each of the other Security Documents shall be valid, binding and enforceable in accordance with their respective terms.

15.2	Counterparts

This Mortgage may be executed in any number of counterparts each of which shall be an original but such counterparts shall together constitute one and the same instrument.

16	Notices

16.1	Every notice, request, demand or other communication under this Mortgage shall:
16.1.1	be in writing delivered personally or by first-class prepaid letter (airmail if available) or facsimile transmission or other means of telecommunication in permanent written form;

16.1.2	be deemed to have been received in the case of a letter, when delivered personally or three (3) days after it has been put in to the post and, in the case of a facsimile transmission or other means of telecommunication in permanent written form, at the time of despatch (provided that if the date of despatch is not a business day in the country of the addressee or if the time of despatch is after the close of business in the country of the addressee it shall be deemed to have been received at the opening of business on the next such business day); and

16.1.3	be sent:
(a)	if to the Owner at:
c/o FreeSeas Inc.
89 Akti Miaouli
185 38 Piraeus
Greece
Fax no: +30 210 429 1010
Attention: Mr Ion Varouxakis
(b)	if to the Mortgagee at:
Credit Suisse
St. Alban-Graben 1-3
P.O. Box CH 4002
Basel
Switzerland
Fax: +41 612 667 939
Attention: Mr Jean-Baptiste Bless
or to such other address and/or numbers as is notified by one party to the other party under this Mortgage.
IN WITNESS whereof the Owner has executed this Mortgage the day and year first above written.

Schedule 1
The Loan Agreement

Schedule 2
The Master Swap Agreement

Schedule 3
The Corporate Guarantee

ADVENTURE FIVE S.A.

By:
Name:
Title:

Acknowledgement of Mortgage

PIRAEUS PREFECTURE OF ATTICA, REPUBLIC OF GREECE	) ) )	S.S
On this       day of December 2007 before me personally appeared                                 to me known who being by me duly sworn did depose and say that he resides at                                                         that he is an attorney-in-fact of ADVENTURE FIVE S.A. the corporation described in and which executed the foregoing instrument; and that he signed his name thereto by order of the Board of Directors of said Corporation.

Special Agent of the Republic of Marshall Islands